Exhibit 5.1
Reed Smith llp
10 South Wacker Drive
Chicago, IL 60606-7507
+1 312 207 1000
Fax +1 312 207 6400
Direct Fax: 312.207.6400
July 11, 2007
Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, IL 60007
Ladies and Gentlemen:
     We have served as counsel to Lime Energy Co., a Delaware corporation (the “Company”), in connection with the filing by the Company of its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 566,667 shares of the Company’s common stock, $0.0001 par value (“Common Stock”), issuable pursuant to the Company’s Amended 2001 Stock Incentive Plan (the “Plan”).
     We have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the shares of Common Stock issuable pursuant to the Plan, when issued, delivered and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By filing this consent we do not admit that we come within the categories of persons whose consent is required under the rules and regulations of the Securities and Exchange Commission.

Respectfully submitted,
/s/ Reed Smith LLP

REED SMITH LLP

NEW YORK ◆ LONDON ◆ CHICAGO ◆ PARIS ◆ LOS ANGELES ◆ WASHINGTON, D.C. ◆ SAN FRANCISCO ◆ PHILADELPHIA ◆ PITTSBURGH ◆ OAKLAND
MUNICH ◆ ABU DHABI ◆ PRINCETON ◆ NORTHERN VIRGINIA ◆ WILMINGTON ◆ BIRMINGHAM ◆ DUBAI ◆ CENTURY CITY ◆ RICHMOND ◆ GREECE
r e e d s m i t h . c o m